Exhibit 10.13
Supplementary Agreement

Party A Harbin Tianmu Pharmaceuticals Company Limited
Party B Li Shuai

After negotiations, Both parties agree the following terms:

1.	The fish pond locates at Yanshou county, Heilongjiang province, China

2.
Party B will have the rights for the fish pond for 20 years( from March 30, 2011 to March 29, 2031). The total payment is RMB 5,500,000. Party A shall pay the total amount in installment after sign the agreement.

3.	Party B shall respect the rights of Party A, the development and measurement for the fish pond belong to Party B

4.	Party A shall not pay any other fees during the agreement period

5.	During the agreement period, if land acquisition occurs, party B shall pay Party A the economic loss and expected economic loss for unfulfilled agreement period.

Party A Harbin Tianmu Pharmaceuticals Company Limited

Party B Li Shuai